As filed with the Securities and Exchange Commission on May 1, 2009

Registration No. 333-157749

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORTHSTAR REALTY FINANCE CORP.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	11-3707493
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

399 Park Avenue, 18th Floor

New York, NY 10022

Telephone: (212) 547-2600

(Address, including Zip Code, and Telephone Number,
including Area Code,  of Registrant’s Principal Executive Offices)

Albert Tylis, Esq.

Executive Vice President & General Counsel

NorthStar Realty Finance Corp.

399 Park Avenue, 18th Floor

New York, NY 10022

Telephone: (212) 547-2600

(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Copies to:

Robert W. Downes, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Telephone:  (212) 558-4000

Approximate date of commencement of proposed sale to public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants, Units(4) (5)	(6)	(6)	$1,000,000,000	$25,647
(1)

Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock as may, from time to time, be issued upon conversion of shares of preferred stock or debt securities or upon exercise of common stock warrants registered hereunder. No separate consideration will be received for shares of preferred stock as may, from time to time, be issued upon conversion, exchange or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into, or exchangeable or exercisable for, preferred stock.

(2)

The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the registrant is offsetting the registration fee of $39,300 due under this Registration Statement by the $13,653 registration fee that was previously paid with respect to securities of the registrant with a maximum aggregate offering price of $347,412,095 that were registered on the Registration Statement on Form S-3 (File No. 333-132890) originally filed by the registrant on March 31, 2006, which securities were not sold.

(3)	Previously paid.
(4)

Subject to footnote (3), there is being registered hereunder such indeterminate number or amount of common stock, preferred stock, depository shares, debt securities, warrants and units of NorthStar Realty Finance Corp. as may from time to time be issued or sold at indeterminate prices, with an aggregate initial public offering price not to exceed $1,000,000,000. In addition, securities registered hereunder may be sold either separately or as units consisting of more than one type of security registered hereunder. Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall be deemed to cover any additional number of securities as may be offered or issued from time to time upon stock splits, stock dividends, recapitalizations or similar transactions. No additional consideration will be received for such securities and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933. For debt securities issued with an original issue discount, the amount to be registered is calculated as the initial accreted value of such debt securities.

(5)	In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.
(6)	Not required to be included in accordance with General Instruction II.D of Form S-3 under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

NorthStar Realty Finance Corp. (the “Company”) is filing this pre-effective amendment No. 1 to its Registration Statement on Form S-3 (File No. 333-157749) (the “Registration Statement”) solely to add language to “Part II — Item 16. Exhibits” of the Registration Statement to indicate that the Form T-1 Statements of Eligibility of the Trustee will be filed separately under the electronic form type 305B2.  Accordingly, the prospectus included in the Registration Statement is not included in this pre-effective amendment No. 1.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                           Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by the registrant in connection with the issuance and sale of the securities being registered under this registration statement. Except for the Securities and Exchange Commission filing fee, all amounts shown are estimates.

Amount to be Paid
Securities and Exchange Commission filing fee	$25,647
Legal fees and expenses	$300,000
Accounting fees and expenses	$100,000
Printing fees	$100,000
Miscellaneous fees	$14,353
Total	$540,000

Item 15.                           Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Company’s bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company has entered into indemnification agreements with each of its directors and executive officers which require that it indemnify such directors and officers to the maximum extent permitted by Maryland law and that it pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.                           Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement by and among NorthStar Realty Finance Corp. and the underwriters named therein.*
4.1

Articles of Amendment and Restatement of NorthStar Realty Finance Corp., as filed with the State Department of Assessments and Taxation of Maryland on October 20, 2004 (incorporated by reference to Exhibit 3.1 to the NorthStar Realty Finance Corp. Registration Statement on Form S-11, as amended (File No. 333-114675))

4.2	Bylaws of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.2 to the NorthStar Realty Finance Corp. Registration Statement on Form S-11, as amended (File No. 333-114675))
4.3	Amendment No. 1 to the Bylaws of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.3 of the NorthStar Realty Finance Corp. Current Report on Form 8-K filed on April 27, 2005)
4.4

Articles Supplementary classifying NorthStar Realty Finance Corp.’s 8.75% Series A Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.2 to the NorthStar Realty Finance Corp. Registration Statement on Form 8-A filed on September 14, 2006)

4.5

Articles Supplementary classifying NorthStar Realty Finance Corp.’s 8.25% Series B Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.2 to the NorthStar Realty Finance Corp. Registration Statement on Form 8-A filed on February 7, 2007)

4.6

Articles Supplementary Classifying and Designating Additional Shares of NorthStar Realty Finance Corp.’s 8.25% Series B Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.6 to NorthStar Realty Finance Corp.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007)

4.7	Form of Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the NorthStar Realty Finance Corp. Registration Statement on Form S-11, as amended (File No. 333-114675))
4.8	Form of Senior Indenture (incorporated by reference to Exhibit 4.2 to the NorthStar Realty Finance Corp. Registration Statement on Form S-3, as amended (File No. 333-132890))
4.9	Form of Subordinated Indenture (incorporated by reference to Exhibit 4.3 to the NorthStar Realty Finance Corp. Registration Statement on Form S-3, as amended (File No. 333-132890))
4.10	Form of any Senior Note with respect to each particular series of Senior Notes issued hereunder (included in Exhibit 4.8)**
4.11	Form of any Subordinated Note with respect to each particular series of Subordinated Notes issued hereunder (included in Exhibit 4.9)**
4.12

Form of any certificate of designation, preferences and rights with respect to any preferred stock issued hereunder to be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated by reference herein

4.13	Form of any preferred stock certificate to be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated by reference herein
4.14	Form of Warrant Agreement*
4.15	Form of Warrant Certificate (included in Exhibit 4.16)*

4.16	Form of Unit Agreement (including form of unit certificate)*
5.1	Validity Opinion of Venable LLP**
8.1	Tax Opinion of Hunton & Williams LLP**
12.1

Statement Re: Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends (incorporated by reference to Exhibit 12.1 to the NorthStar Realty Finance Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2008)

23.1	Consent of Venable LLP (included in Exhibit 5.1)**
23.2	Consent of Hunton & Williams LLP (included in Exhibit 8.1)**
23.3	Consent of Grant Thornton LLP**
24.1	Powers of Attorney**
25.1	Statement of Eligibility on Form T-1 of the Trustee under the Trust Indenture Act of 1939, as amended, of the Trustee under the Senior Indenture***
25.2	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of, the Trustee under the Subordinated Indenture***

*

To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference in connection with the offering of securities registered hereunder.

**	Previously filed on March 6, 2009.
***	To be filed separately under the electronic form type 305B2.

Item 17.                           Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(i)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or the prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on May 1, 2009.

NORTHSTAR REALTY FINANCE CORP.

By:	/s/ Albert Tylis
Name:	Albert Tylis
Title:	Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Chief Executive Officer and Chairman	May 1, 2009
David T. Hamamoto	(Principal Executive Officer)

*	Chief Financial Officer and Treasurer	May 1, 2009
Andrew C. Richardson	(Principal Financial Officer)

*	Chief Accounting Officer	May 1, 2009
Lisa Meyer	(Principal Accounting Officer)

*	Director	May 1, 2009
Preston Butcher

*	Director	May 1, 2009
Judith A. Hannaway

*	Director	May 1, 2009
Wesley D. Minami

*	Director	May 1, 2009
Louis J. Paglia

*	Director	May 1, 2009
Frank V. Sica

* By:	/s/ Albert Tylis
Albert Tylis
Attorney-in-fact for the persons indicated